Exhibit 99.1

VBI Vaccines Announces Results of Annual General Meeting

CAMBRIDGE, Mass. (June 9, 2021) – VBI Vaccines Inc. (Nasdaq: VBIV) (“VBI” or the “Company”), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced the voting results from its annual general meeting of shareholders held on June 9, 2021 (the “Meeting”).

The total number of common shares of the Company (“Common Shares”) represented by shareholders (“Shareholders”) present in person or represented by proxy at the Meeting was an aggregate of 162,568,059 Common Shares, representing 63.99% of VBI’s issued and outstanding Common Shares as of the record date for the Meeting, April 16, 2021.

The voting results with respect to each of the following seven director nominees, as described in the Company’s proxy statement dated April 26, 2021 (the “Proxy Statement”), all of whom previously served as directors of the Company, were as follows:

Nominee	Votes For	%	Votes Withheld	%
Steven Gillis	78,091,255	94.34%	4,688,355	5.66%
Jeffrey R. Baxter	79,229,441	95.71%	3,550,169	4.29%
Damian Braga	79,458,608	95.99%	3,321,002	4.01%
Joanne Cordeiro	79,475,105	96.01%	3,304,506	3.99%
Michel De Wilde	79,341,497	95.85%	3,438,113	4.15%
Blaine H. McKee	81,662,697	98.65%	1,116,913	1.35%
Christopher McNulty	79,581,672	96.14%	3,197,938	3.86%

Each of the other matters put forward before the Shareholders for consideration and approval at the Meeting, as described in the Proxy Statement, were duly approved by the requisite number of votes. The Shareholders voted in favor of appointing EisnerAmper LLP as VBI’s independent registered public accounting firm for the ensuing year and authorizing the audit committee of VBI’s board of directors to fix its remuneration.

Additional information regarding the results of all matters voted upon at the Meeting may be found in the Company’s SEC and SEDAR filings.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

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Investors: http://www.vbivaccines.com/investors/

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com